----------------                              U.S. SECURITIES AND EXCHANGED COMMISION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Darehshori           Nader           F  |Houghton Mifflin Company                (HTN)   |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  222 Berkeley Street                   |  (Voluntary)          |                        |                                        |
|                                        |                       |     April     1998     |     Chairman, President, & Chief       |
|                                        |                       |                        |     Executive Officer                  |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Boston                  MA    02116     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 04/30/1998 | M  | V  |     20000      | A  | $22.3125|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 04/30/1998 | F  | V  |     16851      | D  | $32.5625|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 04/30/1998 | G  | V  |      1700      | D  |   $.0000|    196297.835   | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |    |    |                |    |   $.0000|     14328.903   | I  |401(k) Plan         |
|                               |            |    |    |                |    |         |                 |(01)|                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 04/30/1998 | G  | V  |       500      | A  |   $.0000|      1124.237   | I  |Wife                |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 04/30/1998 | G  | V  |      1200      | A  |   $.0000|      1512.118   | I  |Wife-cust for m     |
|                               |            |    |    |                |    |         |                 |    |inor children       |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $22.3125|04/30| M  | V  |          |     20000|     |07/27|Common Sto|     20000|          |         0| D  |          |
|on        |         | 1998|    |    |          |          |     | 1998|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $22.8750|     |    |    |          |          |     |10/24|Common Sto|     40000|          |     40000| D  |          |
|on        |         |     |    |    |          |          |     | 1999|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $21.3750|     |    |    |          |          |     |10/23|Common Sto|     40000|          |     40000| D  |          |
|on        |         |     |    |    |          |          |     | 2000|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  Held by the Houghton Mifflin Company 401(k) Savings Plan ("401(k) Plan").  Includes shares acquired through March 31, 19
            98.
      (02)  Currently exercisable as to all shares.








**Intentional misstatements or omissions of facts constitute Federal                   /s/Nader F. Darehshori            05/13/1998
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Darehshori, Nader                        Houghton Mifflin Company                 APR-1998 PAGE:  2 OF  2